October 12, 2007

Mr. Barbara Tejeda, President
El Maniel Internation, Inc.

Dear Ms. Tejeda;

This letter will serve as our agreement to provide administrative and other miscellaneous services to El Maniel International, Inc. Our services will also from time to time include help with various transactions that the company may be considering.

Europa Capital Investments, LLC will bill El Maniel International, Inc $5,000 a month to cover the monthly retainer and some incidental expenses that might occur. Europa Capital will also submit bills directly associated with transactions directly to the company to be paid.

This agreement will remain in effect until one or the other party informs the other that the agreement is ending.

Sincerely,

Leonard Homer
Managing Director